Independent Auditors' Consent
                          -----------------------------



The Board of Directors
Kansas City Southern:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kansas City Southern of our report dated March 28, 2002 with respect to the consolidated balance sheet of Kansas City Southern(formerly Kansas City Southern Industries, Inc.) as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Kansas City Southern Industries, Inc.

/s/ KPMG LLP

Kansas City, Missouri
June 25, 2002